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                                                                    EXHIBIT 99.1

                        [BET HOLDINGS, INC. LETTERHEAD]


PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE


                  BET HOLDINGS, INC. ACQUIRES ARABESQUE BOOKS
                           FROM KENSINGTON PUBLISHING
                         BET PURCHASES LARGEST BOOK LINE
                       OF AFRICAN AMERICAN ROMANCE NOVELS
                        TO FAMILY OF PUBLISHING INTERESTS

     NEW YORK, NEW YORK (JUNE 17, 1998)   Robert L. Johnson, Chairman and CEO of
BET Holdings, Inc. (BET) and Walter Zacharius, Chairman of Kensington Publishing Corporation have announced BET's purchase of Arabesque, Kensington's line of African-American romance novels. The sale, for an undisclosed amount, will include the ongoing Arabesque publishing program of four new books each month, an extensive lists of over 150 titles and the Arabesque Book Club. The Arabesque Book Club is the fastest growing club in the Kensington group. BET has also secured the dramatic rights to Arabesque Books for possible television and film development.

     "The strength of the BET brand name combined with Arabesque's reputation for quality romance titles creates significant growth opportunities within the African-American marketplace," said Debra Lee, President and COO of BET. "BET has a unique opportunity to expand the Arabesque book line through BET media properties which target black female consumers including the BET network, the internet (MSBET), Heart & Soul, BET Weekend and Emerge magazines."

     The acquisition of the Arabesque line offers BET an immediate presence in the area of African-American book publishing. Since we started Arabesque in 1994, we've put a lot of care and effort into these books and their authors, and we've made enormous inroads into this market," said Walter Zacherius, Chairman of Kensington Publishing Corporation. "BET can further expand the line using all of its media and publishing entities. The resources generated by the sale gives us the flexibility to be even more creative, try new things and expand into new markets."

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     Kensington has plans to publish a line of English/Spanish language romances, enhance its book titles in the alternative health field, and expand its general romance publishing. Kensington will continue to be involved with Arabesque and work closely with BET over the next year during this transition. Kensington will continue to see and service its Arabesque line.

     The line, which launched in July 1994, remains the only ongoing program of African American romance novels from a major publisher. Among its many successes, Arabesque has garnered extensive coverage in the New York Times, Washington Post, Publishers Weekly, Quarterly Black Review, Essence, Ms. and newspapers nationwide. Literary awards have been received from Waldenbooks, Romantic Times, Affaire de Coeur magazines and romance writers associations.

     In June 1997, nine of the top 50 titles on the Romance Bestseller List for Ingram, one of the country's largest book distributors, were Arabesque novels. The books have appeared regularly on "BlackBoard", the bestseller list of African-American bookstores, and on best-seller lists of Library Journal, Ingram and Waldenbooks.

     Kensington Publishing Corporation is a privately held company. It is the foremost American publisher of romance novels and the second largest romance publisher worldwide. In addition to romance, the company is known for its celebrity biographies, general and women's fiction, true crime, mysteries, health and fitness books.

     BET Holdings, Inc., is a multi-media entertainment company, publicly traded on the New York Stock Exchange (NYSE:BTV) which owns and operates Black Entertainment Television (BET). BET is the first and only national cable network targeted primarily toward African American consumers and is currently seen in 54 million cable households nationwide.

     Recognized by Forbes magazine as one of "America's Best Small Companies", BET Holdings, Inc. also owns and operates BET On Jazz: The Cable Jazz ChannelTM; BET Movies/STARZ3; BET Action Pay Per View; BET InternationalTM; Emerge, BET Weekend and Heart & Soul magazines; BET SoundStage and BET On Jazz Restaurants; MSBET, an internet based joint venture with Microsoft Corporation; and a BET branded visa card through BET Financial Services, a joint venture with Chevy Chase Bank of Maryland.

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     Recently, BET Holdings introduced a new men's clothing line called
EXSTO XXIV VII from BET Design Studio and opened a BET SoundStage Club at Disney's Pleasure Island in Orlando, Florida as part of a joint venture with Walt Disney.

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Contact:  Michele Moore, BET Corporate Communications 202/608-2003
          Laura Shatzkin, Kensington 212/407-1523